                                                                     Exhibit (n)

                             RREEF SECURITIES TRUST

                          Rule 12b-1 Distribution Plan
                               for Class B Shares
                                     of the
                       RREEF RReal Estate Securities Fund

1. PURPOSE. The Trust shall finance the distribution of the Class B shares of the RREEF RReal Estate Securities Fund (the "Fund") pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") according to the terms of this Distribution Plan (the "Plan").

2. FEES. Amounts not exceeding in the aggregate a maximum amount equal to the lesser of (a) 0.25% of the averages of the daily net asset values of the Fund or (b) the maximum amount provided by an applicable rule or regulation of the National Association of Securities Dealer, Inc. during each fiscal quarter of the Fund elapsed after the inception of the Plan may be paid by the Fund to the Distributor at any time after the inception of the Plan in order to reimburse the Distributor for amounts that the Distributor shall have paid to broker-dealers, financial intermediaries, and other appropriate parties who assist in the sale of the Class B shares of the Fund, for services in connection with any activities undertaken or expenses incurred primarily intended to result in the sale of such shares.

     To the extent that any investment advisory fees paid by the Fund may be deemed to be indirectly financing any activity which is primarily intended to result in the sale of shares of the Fund within the meaning of Rule 12b-1, the payments of such fees are authorized under this Plan.

3. REQUIRED APPROVALS AND TERMS. Subject to paragraph 8, the Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) those trustees of the Trust who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such agreements. Unless sooner terminated pursuant to the terms hereof, the Plan shall continue in effect for a period of one year from its effective date, and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for by Rule 12b-1 under the Act.

4. PERIODIC REPORTS. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

5. TERMINATION. Subject to paragraph 8, the Plan may be terminated at any time by a vote of a majority of the Independent Trustees, or by a majority vote of the Fund's outstanding Class B shares.

6. RELATED AGREEMENTS. Any agreement related to the Plan shall be in writing, and shall provide:

     That such agreement may be terminated at any time, without payment of penalty, by vote of a majority of the Independent Trustees or by a majority vote of the Fund's outstanding Class B shares on not more than 60 days' written notice to any other party to the agreement; and

     That such agreement shall terminate automatically in the event of its assignment.

7. AMENDMENTS. The Plan may not be amended to increase materially the amount of distribution expenses provided in paragraph 2 unless such amendment is approved in the manner provided in paragraph 3, and no material amendment to the Plan shall be made unless approved by the Board of Trustees and the Independent Trustees.

8. SPECIAL PROCEDURES FOR SERIES TRUST. If the Trust is or becomes a series trust (as defined in Rule 18f-2 under the 1940 Act), then the Plan shall not take effect as to the Class B shares of any series and no amendment may be effected to increase materially the amount of distribution expenses as to the Class B shares of any series until it has been approved as to the Class B shares of such series by the Board of Directors and the Independent Trustees of such series in the manner provided in paragraph 3; and no material amendment to the Plan in respect to such shares shall be made unless approved as to such shares by the Board of Trustees and Independent Trustees. The Plan may be terminated as to any series at any time by vote of a majority of the Independent Trustees or by majority vote of the Class B shareholders of the series.